SCHEDULE 14A

                            SCHEDULE 14A INFORMATION

                    PROXY STATEMENT PURSUANT TO SECTION 14(A)
                     OF THE SECURITIES EXCHANGE ACT OF 1934

                         Filed by the Registrant [ X ]

Filed by a Party other than the Registrant [     ]

Check the appropriate box:

[   ] Preliminary Proxy Statement
[   ] Confidential, For Use of the Commission Only (as permitted by
      Rule 14a-6(e)(2))
[   ] Definitive Proxy Statement
[   ] Definitive Additional Materials
[ X ] Soliciting Material Pursuant to Section 240.14a-12


                      CHAMPIONSHIP AUTO RACING TEAMS, INC.

                             -----------------------

                (Name of Registrant as Specified in its Charter)
                             -----------------------

    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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[X]   No fee required.

[ ]   Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and
      0-11. (1) Title of each class of securities to which transaction applies: (2) Aggregate number of securities to which transaction applies:
(3)   Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
(4)   Proposed maximum aggregate value of transactions:
(5)   Total fee paid:
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[ ]   Fee paid previously with preliminary materials.
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previously. Identify the previous filing by registration statement number, or
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     Set forth below is the Press Release dated September 10, 2003, issued jointly by Championship Auto Racing Teams, Inc. (the "Company") and Open Wheel Racing Series LLC, announcing that the Company and Open Wheel Racing Series LLC have signed a definitive agreement providing for Open Wheel Racing Series LLC to acquire the Company for cash equivalent to $0.56 per share, based on the number of shares of the Company's common stock currently outstanding.




FOR IMMEDIATE RELEASE


Championship Auto Racing Teams Contact:        Open Wheel Racing Series Contact:
Thomas L. Carter, Chief Financial Officer      Paul Gentilozzi - (517) 371-3230
(317) 715-4195                                 Kevin Kalkhoven - (650) 329-7300

                      OPEN WHEEL RACING SERIES TO ACQUIRE
                        CHAMPIONSHIP AUTO RACING TEAMS

INDIANAPOLIS, IN - SEPTEMBER 10, 2003 - Championship Auto Racing
Teams, Inc. (NYSE: MPH) and Open Wheel Racing Series LLC today announced they have signed a definitive agreement providing for Open Wheel Racing Series to acquire Championship for cash equivalent to $0.56 per share, based on the number of shares of Championship common stock currently outstanding. Open Wheel Racing Series has previously stated that, if the transaction is completed, it intends to continue to operate the business of Championship, including continuing to sanction the motorsports series currently known as "Bridgestone Presents the Champ Car World Series Powered by Ford."

          Open Wheel Racing Series is a newly formed holding company owned indirectly by a group of investors including Gerald R. Forsythe, Kevin Kalkhoven and Paul Gentilozzi. Mr. Forsythe or entities owned or controlled by him currently have beneficial ownership of 3,377,400 shares of Championship common stock, approximately 22.9% of the outstanding shares of Championship. These shares will be contributed to Open Wheel Racing Series rather than acquired for cash.

          Under the terms of the agreement, Open Wheel Racing Series may terminate the agreement on or prior to September 18, 2003 if Open Wheel Racing Series in its discretion determines that it is inadvisable to proceed with the transaction for any reason whatsoever. Open Wheel Racing Series insisted on this termination right so it could complete its due diligence process.

          Under the agreement, the transaction must be approved by stockholders holding a majority of the outstanding shares of Championship. Pursuant to a prior agreement between Mr. Forsythe and Championship, 1,169,680 of Mr. Forsythe's shares will be voted in accordance with the recommendation of the Championship Board, and Open Wheel Racing Series has committed to vote the remainder in favor of the transaction. Under the agreement, the transaction also must be approved by disinterested stockholders holding a majority of the disinterested shares that actually vote at the stockholders meeting. None of Mr. Forsythe's shares, including those voted in accordance with the recommendation of the Championship Board, however, will be treated as "disinterested".

          In addition to the stockholder approvals, the transaction is subject to various other conditions, including (1) absence of a material adverse effect or bankruptcy event with respect to Championship, (2) subject to certain exceptions, there not being any


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pending or threatened suits advancing non-frivolous claims that Open
Wheel Racing Series reasonably believes would not be covered by Championship's insurance policies or that seek to prevent consummation of the merger, prevent Open Wheel Racing Series from owning Championship or prevent Open Wheel Racing Series from operating any material part of Championship's business, (3) appraisal rights under Delaware law being exercised with respect to no more than 16% of outstanding shares and (4) the termination of all outstanding stock options. The transaction is expected to close towards the end of 2003.

          Under the agreement, Championship's Board retains the ability to pursue and accept a superior acquisition proposal. However, Open Wheel Racing Series is entitled to receive a termination fee of $350,000 if Championship accepts a superior proposal or if Open Wheel Racing Series terminates the agreement because Championship's Board withdraws or adversely modifies its recommendation of the transaction to Championship's stockholders or takes action under its shareholder rights agreement to permit another person or entity to acquire 15% or more of Championship's stock.

          Championship is being advised by Bear, Stearns & Co. Inc. in connection with the transaction.

          In connection with the announcement of the transaction, Christopher
R. Pook, Championship's president and chief executive officer stated: "As we have previously disclosed, this past year has been incredibly difficult for Championship. We believe this transaction provides the best value available to stockholders while at the same time making it possible for our series to continue in the future. We realize that the price is disappointing compared to recent trading prices for our stock. Management and the Board energetically pursued other alternatives but we believe that there is not any better alternative for our stockholders. We even considered liquidating the company, but concluded that after covering all our existing obligations and all of the liabilities that would be created if Championship went out of business there would be less left for our stockholders than the consideration offered in this transaction."

          Kevin Kalkhoven and Paul Gentilozzi, principals in Open Wheel Racing Series, stated: "Championship has millions of people who come to the races and even more follow it around the world on television. Open Wheel Racing Series intends to fulfill its commitment to these fans by keeping Championship in its current format of ovals, road races and street courses. It is our intention that Championship will be the premier open wheel racing series of the Americas. We will also take the opportunity of continuing successful overseas programs such as Surfers Paradise in Australia."

          Open Wheel Racing Series also believes that the long-term future of open wheel racing in the Americas will be enhanced by introducing new fans to Championship by its collaboration with MotoRock.

ABOUT CHAMPIONSHIP AUTO RACING TEAMS, INC.

          Championship Auto Racing Teams, Inc. (NYSE: MPH) owns, operates and markets the 2003 Bridgestone Presents The Champ Car World Series Powered by Ford. Veteran racing teams such as Newman/Haas Racing, Player's/Forsythe Racing, Team Rahal, Patrick Racing and Walker Racing will compete with many new teams this year in pursuit of the Vanderbilt Cup. CART Champ Cars are thoroughbred racing machines that reach speeds in excess of 200 miles per hour, showcasing the technical expertise of manufacturers such as Ford Motor Company, Lola Cars, Reynard Motorsport and Bridgestone/Firestone North American Tire, LLC. The 19-race 2003 Bridgestone Presents The Champ Car World Series Powered by Ford will be broadcast by television


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partners CBS and SPEED Channel. CART also owns and operates its top development series, the Toyota Atlantic Championship. Learn more about CART'S open-wheel racing series at www.champcarworldseries.com.

ADDITIONAL INFORMATION

          Stockholders of Championship Auto Racing Teams, Inc. are urged to read the proxy statement that Championship Auto Racing Teams, Inc. will file on Schedule 14A with the Securities and Exchange Commission ("SEC") when it becomes available, and any other relevant documents filed or to be filed in the future with the SEC because those documents will contain important information about Championship Auto Racing Teams, Inc., the proposed transaction and related matters. Investors and security holders can obtain free copies of the proxy statement when it becomes available at Championship Auto Racing Teams, Inc.'s website, www.champcarworldseries.com. Investors and security holders can also obtain free copies of the proxy statement when it becomes available and other documents filed by Championship Auto Racing Teams, Inc. with the SEC at the SEC's web site at www.sec.gov. Any reports, statements and other information filed by Championship Auto Racing Teams, Inc. may be read and copied at the SEC public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information.

          Championship Auto Racing Teams, Inc., and its directors and executive officers may be deemed to be participants in the solicitation of proxies of Championship Auto Racing Teams, Inc.'s stockholders to approve the proposed transaction. Such individuals may have interests in the transaction, including as a result of holding options or shares of Championship Auto Racing Teams, Inc.'s stock. Information regarding these directors and executive officers and their ownership of Championship Auto Racing Team options and stock is contained in Championship Auto Racing Team's proxy statement on
Schedule 14A, filed with the SEC on June 16, 2003. Additional information regarding these directors and executive officers will be included in the proxy statement filed in connection with this transaction.